UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)

                               AirSensors, Inc.
                        ------------------------------
                               (Name of Issuer)

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)

                                 009187 20 4
                        ------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP NO. 009187 20 4                  13G                  Page 2 of 5 pages

---------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Rawley F. Taplett
          ###-##-####

---------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)[  ]
                                                                   (b)[  ]

---------------------------------------------------------------------------
3.  SEC USE ONLY


---------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

---------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                          701,005

                   --------------------------------------------------------
    NUMBER OF      6.  SHARED VOTING POWER
     SHARES
  BENEFICIALLY
    OWNED BY       --------------------------------------------------------
      EACH         7.  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON               701,005
      WITH
                   --------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER


---------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          701,005

---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.97%

---------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

          IN

---------------------------------------------------------------------------
                    * SEE INSTRUCTION BEFORE FILLING OUT!

                             Page 2 of 5 pages

Item 1(a)          Name of Issuer:
---------          ---------------
                      AirSensors, Inc.


Item 1(b)          Address of Issuer's Principal Executive Offices:
---------          ------------------------------------------------
                      708 Industry Drive
                      Seattle, WA  98188


Item 2
------
                   (a)     Name of Person Filing
                           ---------------------
                             Rawley F. Taplett

                   (b)     Address of Principal Business office or, if None,
                           Residence
                           ------------------------------------------------
                             P.O. Box 2188
                             Wenatchee, WA  98801

                   (c)     Citizenship
                           -----------
                             U.S.

                   (d)     Title of Class of Securities
                           ----------------------------
                             Common Stock

                   (e)     CUSIP Number
                           ------------
                             009187 20 4

Item 3     If This Statement if Filed Pursuant to Rule 13d-1(b) or 13d-2(b),
------     ----------------------------------------------------------------
              Check Whether the Person Filing is a:
              -------------------------------------

              (a) [ ] Broker or Dealer registered under Section 15 of the Act
              (b) [ ] Bank as defined in Section 3(a)(6) of the Act
              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                             Act
              (d) [ ] Investment Company registered under Section 8 of the
                             Investment Company Act
              (e) [ ] Investment Advisor registered under Section 203 of the
                             Investment Advisers Act of 1940

Item 3     If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b),
------     -----------------------------------------------------------------
              Check Whether the Person Filing is a: (cont'd)
              -------------------------------------

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                             Income Security Act of 1974 or Endowment Fund; See Section 240.13d-1(b)(1)(ii)(F)

              (g) [ ] Parent Holding Company in accordance with Section
                             240.13d-1(b)(ii)(G) (Note: See Item 7)

              (h) [ ] Group, in accordance with Section 240.13d-1(b)(l)(H)


Item 4     Ownership
------     ---------

              If the percent of the class owned, as of December 31 of the year covered by the statement, as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

              (a)  Amount Beneficially Owned:

                   701,005

              (b)  Percent of Class:

                   11.97%

              (c)  Number of Shares as to which such person has:

                   (i)   sole power to vote or to direct the vote

                         701,005

                   (ii)  shared power to vote or direct the vote

                         Not Applicable

                   (iii) sole power to dispose or to direct the disposition of

                         701,005

                   (iv) Shares power to dispose or to direct the disposition of

                         Not Applicable

Item 5     Ownership of Five Percent or Less of a Class
------     --------------------------------------------

                Not Applicable


Item 6     Ownership of More Than Five Percent on Behalf of Another Person
------     ---------------------------------------------------------------

                Not Applicable


Item 7     Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
                the Security Being Reported on By the Parent Holding Company
                ------------------------------------------------------------

                Not Applicable


Item 8     Identification and Classification of the Group
------     ----------------------------------------------

                Not Applicable


Item 9     Notice of Dissolution of Group
------     ------------------------------

                Not Applicable


Item 10    Certification
-------    -------------

                Not Applicable


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


     1-31-96                           /s/ Rawley F. Taplett
----------------                     ------------------------------
Date

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